Exhibit 16

February 28, 2012

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Alleghany Corporation and, under the date of February 22, 2012, we reported on the consolidated financial statements of Alleghany Corporation as of and for the years ended December 31, 2011 and 2010, and the effectiveness of internal control over financial reporting as of December 31, 2011. On February 13, 2012, we were notified that Alleghany Corporation engaged Ernst & Young LLP as its principal accountant for the year ending December 31, 2012 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of Alleghany Corporation’s consolidated financial statements as of and for the year ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, and the issuance of our reports thereon. On February 22, 2012, we completed our audit and the auditor-client relationship ceased. We have read Alleghany Corporation’s statements included under Item 4.01 of its Form 8-K/A dated February 28, 2012, and we agree with such statements, except that we are not in a position to agree or disagree with Alleghany Corporation’s statement that the change was approved by the Audit Committee of the Board of Directors and we are not in a position to agree or disagree with Alleghany Corporation’s statements made in Item 4.01(b).

Very truly yours,

(Signed) KPMG LLP